EXHIBIT 99

FOR IMMEDIATE RELEASE

eUniverse Updates Status of Recent Events

Los Angeles—May 8, 2003— eUniverse, Inc. (NASDAQ: EUNI) (the “Company”) today announced an update on the status of its internal review of accounting issues that it disclosed on May 6, 2003.

The Company contacted the staff of the Pacific Regional Office of the United States Securities and Exchange Commission (the “SEC”) to alert it to the issues raised in the Company’s May 6, 2003 announcement and to pledge full cooperation. The SEC staff has informed the Company that an informal inquiry into the matter has been opened. The Company intends to work closely with the SEC staff on this matter.

Separately, Jeffrey C. Lapin has informed the Company that he has resigned from the Board of Directors of the Company. Mr. Lapin’s duties included serving on the Audit Committee of the Board. The Company is considering candidates to fill the vacancy created by Mr. Lapin’s departure from the Board and Audit Committee.

In addition, the Audit Committee has engaged independent counsel to assist it in its investigation of the accounting issues. The Audit Committee intends to work with its counsel and management to investigate all of the relevant accounting issues and resolve the matter as expeditiously as possible. The Company will provide information about material developments in the investigation and resolution of this matter as and when appropriate.

About eUniverse

eUniverse, Inc. (www.euniverse.com) is an entertainment network that provides value-added content, goods and services to consumers worldwide. The company’s many popular destination Web sites attract millions of subscribers, who purchase entertainment, lifestyle and health-related content and products from eUniverse. The company’s network includes Flowgo (www.flowgo.com), the largest entertainment Web site according to Nielsen/NetRatings; comedy site MadBlast (www.madblast.com); dating site Cupid Junction (www.cupidjunction.com); and one of the largest e-mail newsletter networks, delivering content to more than 60 million subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “anticipates” or “forecasts” or the negative thereof. Such statements are subject to certain risks, uncertainties and assumptions about our business. No assurances can be given that the future results covered by such forward-looking statements will be achieved. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, the Company’s internal review of its historical financial statements, the audit committee’s investigations or the audit, uncovering additional issues or issues different from those described above. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.